EXHIBIT 33.1

WAMU ASSET ACCEPTANCE CORP.

Certification Regarding Compliance with Applicable Servicing Criteria

1.

WaMu Asset Acceptance Corp. (the “Asserting Party”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB (12 CFR part 229.1122(d)), as of and for the 12-month period ending December 31, 2007 (the “Reporting Period”), as set forth in Paragraph 2 below.  The transactions covered by this Certification are those securitizations of pools of mortgage loans that were completed on or after January 1, 2006 and prior to January 1, 2008 for which the Asserting Party performed servicing functions set forth in Item 1122(d) and that included one or more classes of publicly offered securities registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Platform”);

2.

The Asserting Party used the criteria set forth in Item 1122(d)(3)(i)(C) of Regulation AB (12 CFR part 229.1122(d)(3)(i)(C)) and no others to assess the compliance with the applicable servicing criteria;

3.	The Asserting Party has complied, in all material respects, with the applicable servicing criteria as of December 31, 2007 and for the Reporting Period with respect to the Platform taken as a whole;
4.

Deloitte & Touche LLP, a registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

Dated as of:  February 13, 2008

WAMU ASSET ACCEPTANCE CORP.

By: /s/ David Beck Name: David Beck Title: President